EXHIBIT 99.5

THE PRICELINE GROUP NAMES GLENN FOGEL CEO
Jeffery H. Boyd Named Executive Chairman
NORWALK, Conn., December 15, 2016 -- The Priceline Group (Nasdaq: PCLN) announced today that Glenn Fogel, the company’s current Head of Strategy and Executive Vice President of Corporate Development, has been named CEO of the company, effective January 1, 2017. Current Interim CEO and non-Executive Chairman of the Board Jeff Boyd, who served as the company’s CEO from 2002-2013, Chairman of the Board since 2013 and Interim CEO since April of 2016, will assume the role of Executive Chairman of the Board of Directors.
“Glenn knows our global business inside and out, and he has been a key player in almost all of the major strategic initiatives for The Priceline Group over the last 16 years. He was a primary driver in key acquisitions including Active Hotels, Booking.com and Agoda.com, which have created strong growth opportunities for the Group and favorable returns for our shareholders,” said Jeff Boyd, Chairman of the Board. “I have worked alongside him for 16 years, and I can attest to Glenn’s intimate knowledge of our people, our business models, our company culture and our changing business landscape, all critical attributes for the next leader of the Group. I am confident Glenn is the right choice to lead the business through its next chapters, and I look forward to working with him.”
James M. Guyette, Lead Independent Director and head of the Board’s CEO Search Committee, said, “Glenn has been a leader in formulating the Group’s long-term strategy and driving highly successful acquisitions. He is a recognized leader in our industry and is uniquely familiar with each of our brands, leadership team and company culture. After an extremely thorough search process, the Board is confident that Glenn is the right person to lead the Group and build on its track record of long-term growth.”
Glenn Fogel is a 16-year veteran of The Priceline Group, serving as Head of Strategy & Planning, a position he has held since 2010, and EVP of Corporate Development, a position he has held since 2009. During his tenure at the Group, Fogel has been responsible for global corporate strategy, worldwide mergers and acquisitions, business development initiatives and strategic alliances, helping lead the company during a long period of sustained global growth.
“The Priceline Group brands are leaders in their space, but there is still so much opportunity to continue to innovate on the customer experience and increase the benefits we deliver to our global partners,” said Fogel. “I’m excited at the opportunity to lead our businesses, work alongside Jeff during the transition, and ultimately drive further value for our customers, partners, teams and shareholders.”
Prior to joining The Priceline Group, Fogel worked in investment banking and asset management at various firms, including Morgan Stanley.  Fogel is a graduate of Harvard Law School and earned a Bachelor of Science in Economics degree from the University of Pennsylvania’s Wharton School.
The Corporate Development team that previously reported to Fogel will now report to the company’s Chief Financial Officer, Dan Finnegan.
About The Priceline Group
The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to customers and partners in over 220 countries and territories through six primary brands - Booking.com, priceline.com, KAYAK, agoda.com, Rentalcars.com, and OpenTable. The Priceline Group's mission is to

EXHIBIT 99.5

help people experience the world. For more information, visit pricelinegroup.com, and follow us on Twitter @PricelineGroup.

For Press Information: Leslie Cafferty (203) 299-8128 leslie.cafferty@pricelinegroup.com
For Investor Relations: Michael Noonan (203) 299-8489 michael.noonan@pricelinegroup.com